Exhibit 1.2

CDC Software Announces Strategic Partnership and Investment in Sagent

Partnership part of chinadotcom’s strategic positioning toward software products and solutions

HONG KONG and MOUNTAIN VIEW, Calif., October 25, 2002 CDC Software Corporation, a wholly owned subsidiary and software unit of chinadotcom corporation (NASDAQ: CHINA) today announced a strategic partnership with Sagent Technology, Inc. (NASDAQ: SGNT), a leading provider of enterprise business intelligence solutions. The partnership includes the development of a series of operating initiatives between the two companies, as well as a strategic investment in Sagent by CDC Software.

CDC Software will provide an asset-based senior secured debt loan of up to US$7 million to provide Sagent with funds for working capital and other general corporate purposes. The level and timing of the draw-down of the loan will be dependent on Sagent’s own funding requirements in the coming quarters. As part of this agreement, CDC Software will receive warrants to purchase up to 8 million shares of Sagent’s common stock.

“We are delighted to have established a strategic relationship with Sagent, which we hope will deepen as both companies work together across our respective core competencies and product lines. Sagent’s blue-chip client roster and broad suite of Business Intelligence products provide an exact fit with CDC Software’s own stated strategic direction. We see immediate opportunities for Sagent’s technology and are looking forward to broadening their presence in the Asia-Pacific region and particularly in Greater China,” said Peter Yip, chief executive officer of chinadotcom corporation.

“The Asia-Pacific region has been our fastest growing geography,” stated Andre Boisvert, Sagent chairman and chief executive officer. “CDC Software is an ideal partner to help us expand our market reach, not only in Asia, but also in Europe and North America. The company’s technology, products and services, as well as their premier customer base are highly complementary to ours. We view chinadotcom’s investment in Sagent as a strong endorsement of our strategy and long-term growth prospects.

“While the global software business environment remains challenging, we are committed to reaching positive cash flow in the first half of 2003,” Boisvert continued. “We have rescaled our business in line with current market conditions to lower our EBITDA1 break-even point. The $7-million loan from CDC Software will further support our progress toward cash flow generation from operations.”

[1]	Earnings before interest, taxes, depreciation, and amortization.

CDC Software has been set up as a separate entity within the chinadotcom Group to spearhead the company’s stated strategy to move up the value chain within the software product and services sector. The company will focus on building up its IP assets base, as well as establishing partnerships with software vendors to increase its gross profit margins, raise the Group’s percentage of recurring revenues, and broaden its overall software product offerings in the areas of enterprise solutions and integration. CDC Software encompasses over 1,000 installations and 400 customers in Greater China. Key customers include ACNeilsen, Carrefour, Legend Computer, Microsoft (China) Co., Ltd., Shenzhen Airlines and Swire Beverages.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise solutions company offering technology, marketing and media services for companies throughout Greater China and the Asia-Pacific region, the US and the UK. With operations in 10 markets — the companies under chinadotcom group have extensive experience in several industry groups including finance, travel and manufacturing, and in key business areas, including e-business strategy, packaged software implementation, precision marketing, and supply chain management. chinadotcom leverages this expertise with alliances and partnerships to help drive innovative client solutions.

For more information about chinadotcom corporation, please visit www.corp.china.com

About Sagent Technology, Inc.

Sagent provides a complete software platform for business intelligence, enabling companies to reduce operational costs, increase profitability and improve customer relationships. Sagent employs a unique business intelligence life-cycle process that facilitates the rapid development of custom analytic solutions and helps bridge the gap between business users and information technology (IT). Through its technology, services and business expertise, Sagent simplifies business intelligence for more than 1,500 customers worldwide. Sagent customers include: AT&T, Boeing Employees Credit Union, BP Amoco, Carrefour, Citibank, Diageo, Heineken, Kawasaki, Kemper National Insurance, La Poste, Novartis, NTT-DoCoMo, Sara Lee, Siemens, and Singapore Telecom.

Sagent technology is also embedded in multiple partner solutions that address the needs of specific vertical and functional application areas; key ISV partners include Advent Software, Hyperion Solutions and HAHT Commerce. Sagent technology has been adopted by leading regional and global systems integrators, such as Cap Gemini Ernst & Young, Satyam and Unisys, to address customer needs within their business intelligence practices. In addition, Sagent has built alliances with numerous technology vendors to cooperatively market solutions; alliance partners include Microsoft and Sun Microsystems. Sagent is headquartered in Mountain View, California. For more information about Sagent, please visit www.sagent.com.

Safe Harbor Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including projections about our expected total net revenue, net loss, net loss per share, EBITDA break-even, and positive cash flow. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2001 on Form 20-F filed on June 11, 2002.

This news release contains “forward-looking statements”, including projections about our expected total net revenue, net loss, net loss per share, EBITDA break-even, and positive cash flow. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state, such as “expected” or “anticipated”, or that imply that a particular future event or events will occur, such as “believe”, “plan” or “will”. These statements include, without limitation, matters relating to our expected operating results and cash position. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results could be materially different from those discussed in this news release. Risks that could cause actual results to differ include, among others: (1) a worsening of global economic conditions; (2) a continued slowdown in spending on information technology (IT); (3) lower than expected demand for Sagent products; (4) Sagent’s ability to continue the relationships described herein; (5) the ability of Sagent products to meet customers’ needs and expectations; and (6) the other risks described in Sagent’s annual and quarterly filings with the Securities and Exchange Commission (SEC), copies of which are available without charge from Sagent or on the SEC website at www.sec.gov.

For further information, please contact:

Jane Cheng, Public Relations Manager	Steven R. Springsteel, COO and CFO
CDC Software	Sagent Technology, Inc.
Tel: (852) 2961 2750	Tel: 1-650-815-3179
Fax: (852) 2571 0410	e-mail: sspringsteel@sagent.com
e-mail: jane.cheng@hk.china.com

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